FOR IMMEDIATE RELEASE		www.quintiles.com

CONTACT:	Pat Grebe, Media Relations (media.info@quintiles.com) Greg Connors, Investor Relations (invest@quintiles.com) 919 998 2000

QUINTILES REPORTS 1ST QUARTER EARNINGS PER SHARE OF $0.21

RESEARCH TRIANGLE PARK, N.C. – April 21, 2003 – Quintiles Transnational Corp. (Nasdaq: QTRN) today announced financial results for the quarter ended March 31, 2003. Income from continuing operations per share on a diluted basis for first quarter 2003 was $0.21, which represents a 48% increase from first quarter 2002 income from continuing operations per share of $0.14. Income from continuing operations for first quarter 2003 was $25.2 million, a 46% increase compared to $17.3 million from a year ago. Total gross revenues and net revenues for first quarter 2003 were $512 million and $417 million, respectively, compared to $493 million and $398 million for first quarter 2002. Earnings per share for first quarter 2002 were $0.52, including $0.38 due to the cumulative effect of a change in an accounting principle.

“Improvements in quality and efficiency continue to produce success from our Product Development and Commercial Services groups,” said Quintiles Chief Executive Officer Pam Kirby. “I was particularly pleased with the sequential and year-on-year revenue growth in our Product Development group.”

Quintiles Transnational Chief Financial Officer Jim Bierman said: “Cash flow from operations for the first quarter was strong once again at $58 million. This is another indication of our continued focus on financial performance and was particularly attributable to our improved cash collection. A significant factor in our over achievement this quarter was our recognition of $18 million of investment gains which exceeded our investment gains for all of 2002.”

On April 10, 2003, Quintiles Transnational and Pharma Services Holding, Inc. announced that they had signed a merger agreement for Quintiles’ public shareholders to receive $14.50 per share in cash. Pharma Services was founded by Quintiles Chairman and Founder Dennis Gillings and One Equity Partners, the private equity arm of Bank One Corporation. The transaction, which is anticipated to be completed later this year, is subject to Pharma Services’ completion of its committed financing and customary conditions, including regulatory and Quintiles’ shareholder approvals. Expenses related to the activities of the Special Committee were $1.7 million in first quarter 2003.

During the quarter, Quintiles and Columbia Labs entered into an agreement to commercialize Columbia’s Striant™, a testosterone replacement therapy currently under review by the U.S. Food and Drug Administration (FDA), for treatment of hypogonadism. Under the terms of the agreement, Quintiles will invest $15 million in Columbia and provide a dedicated sales team on a fee-for-service basis to promote Striant for two-and-a-half years. In return, Quintiles will receive a royalty on net sales of the product in the United States, subject to minimum and maximum amounts. The royalty term is seven years commencing with the product’s launch.

Quintiles Transnational’s first quarter 2003 financial briefing will be held at 11 a.m. EDT on Tuesday, April 22 and will be broadcast live over the Web. Interested parties can access the webcast at www.quintiles.com/corporate_info/broadcast_center. Additionally, a replay of the webcast will be available via the same link about two hours after the call, and will be archived for on-demand replay through 5 p.m. EDT, Friday, May 9.

Supplemental financial information is available under “Additional Financials” in the Investors section of Quintiles’ Web site www.quintiles.com/investors/additional_financials.

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit the company’s Web site at www.quintiles.com.

The schedules attached to this release are an integral part of this release. Information in this press release contains “forward-looking statements” about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, uncertainties arising in connection with the proposed merger with a subsidiary of Pharma Services Holding, Inc., including the possibility that regulatory authorities and shareholders might not approve the merger or that other conditions to closing under the merger agreement may not be satisfied or waived, the risk that the market for our products and services will not grow as we expect, the risk that our PharmaBio transactions will not generate revenue or profit at the rate or levels we anticipate or that royalty revenues under the PharmaBio agreements may not be adequate to offset Quintiles’ upfront and ongoing expenses in providing sales and marketing services or in making milestone and marketing payments, our ability to efficiently distribute backlog among project management groups and match demand to resources, actual operating performance, variation in the actual savings and operating improvements resulting from previous restructurings, the ability to maintain large customer contracts or to enter into new contracts, changes in trends in the pharmaceutical industry, and the ability to operate successfully in new lines of business. Additional factors that could cause actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Qs.

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Schedule 1 of 2
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31

	2003	2002

In thousands, except per share data
Gross revenues	$511,607	$493,296
Costs, expenses and other:
Costs of revenues	341,751	342,494
General and administrative	131,004	127,233
Interest (income) expense, net	(3,768)	(3,262)
Other (income) expense, net	4,499	1,069

	473,486	467,534

Income before income taxes	38,121	25,762
Income tax expense	12,961	8,501

Income before equity in losses of unconsolidated affiliates and other	25,160	17,261
Equity in losses of unconsolidated affiliates and other	(4)	0

Income from continuing operations	25,156	17,261
Cumulative effect on prior years (to December 31, 2001) of changing to a different method of recognizing deferred income taxes	0	45,659

Net income	$25,156	$62,920

Basic net income per share:
Income from continuing operations	$0.21	$0.15
Cumulative effect of change in accounting principle	—	0.38

Basic net income per share	$0.21	$0.53

Diluted net income per share:
Income from continuing operations	$0.21	$0.14
Cumulative effect of change in accounting principle	—	0.38

Diluted net income per share	$0.21	$0.52

Shares used in computing net income per share:
Basic	118,100	118,685
Diluted	118,564	120,227

Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2003	2002

In millions
Cash, cash equivalents and debt investments	$741	$681
Investments in marketable equity securities	48	65
Investments in non-marketable equity securities and loans	46	46
Investments in unconsolidated affiliates	121	121
Working capital	615	568
Total assets	2,165	2,152
Debt including current portion	37	41
Shareholders’ equity	1,625	1,598

Schedule 2 of 2
Segment Information
(Unaudited)

	Three Months Ended March 31

	2003	2002

In thousands
Service revenues:
Product development	$250,036	$230,457
Commercial services	126,715	147,232
Informatics	0	12,690
Eliminations	(8,095)	(11,212)

Total net service revenues	368,656	379,167
PharmaBio Development
Commercial rights and royalties	30,658	14,194
Investment	17,952	4,782

Total PharmaBio Development	48,610	18,976
Total net revenues	417,266	398,143
Reimbursed service costs	94,341	95,153

Gross revenues	$511,607	$493,296

Contribution (revenues less cost of revenues excluding depreciation and amortization shown below):
Product development	$126,314	$112,413
Commercial services	44,910	50,768
PharmaBio Development	18,780	4,540
Informatics	0	4,470

Total contribution	$190,004	$172,191

Depreciation and amortization
Product development	$14,947	$14,422
Commercial services	4,991	5,216
Informatics	0	1,521
Corporate	210	230

Depreciation and amortization excluded from profitability	20,148	21,389
PharmaBio Development	2,495	403

Total depreciation and amortization	$22,643	$21,792